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Exhibit 1

APRIL 9, 1999

COMPANY PRESS RELEASE


THE CRONOS GROUP ANNOUNCES RESIGNATION OF PRESIDENT OF LEASING DIVISION


New York -- Friday, April 9, 1999 -- The Cronos Group (Nasdaq: CRNS) announced today that, as part of the company's efforts to streamline operations and reorganize its corporate structure, Stephen J. Brocato, who served as president of Cronos Containers Limited since 1997, has resigned.

Cronos is one of the world's leading lessors of intermodal marine containers, owning and managing a fleet of over 360,000 TEU (twenty-foot equivalent units). The diversified Cronos fleet, comprised of dry cargo, refrigerated and other specialized containers, is leased to a customer base of approximately 400 ocean carriers and transport operators around the world. Cronos provides container leasing services through an integrated network of offices through state-of-the-art information technology.


Safe Harbor Statement

This release discusses certain forward-looking matters that involve risks and uncertainties that could cause actual results to vary materially from estimates. Risks and uncertainties include, among other things, changes in international operations, exchange rate risks, changes in market conditions for the company's container lease operations, and the company's ability to provide innovative and cost effective solutions.

Contact:
The Cronos Group
Elinor Wexler (415) 677-8990
Investor Relations
ir@cronos.com
www.cronos.com